EXHIBIT 10.52

March 6, 2004

Mr. Wayne Smith
New South Wales, Australia

Dear Wayne,

Reading Australia and Reading New Zealand, two major subsidiaries of Reading International, Inc., are pleased to offer you a three (3) year contract as the Executive Director of its New Zealand and Australia operations. This position subordinates all operations and personnel in New Zealand and Australia to your office and you will directly report to myself as the C.E.O. and Chairman.

You will officially commence in that position on April 1, 2004, and will be officed in Melbourne. Timing of the transfer from Sydney to Melbourne will be mutually agreed upon.

Your annual compensation shall be $A250,000 all inclusive in the first year, $A275,000 in the second year and $A300,000 in the third year. An automobile expense allowance of $A20,000 is optional at your election. In addition, you will be entitled to the opportunity to earn a bonus of $A50,000 a year. Economic targets and goals will be set in the first 60 days beginning each April 1 by the Reading International Board and yourself. Naturally, the Board, in its discretion, reserves the right to award an additional bonus should the particular circumstances so warrant.

Shall the Reading International Board determine that your services are not meeting the standards of anticipated performance, your executive agreement may be immediately terminated and you will be entitled to six (6) months salary.

In the event that you or Reading should determine in the next 3 weeks that certain additional provisions be added to this agreement, without such provisions altering or modifying the aforementioned salient terms, we agree to accommodate each other.

Sincerely,

/s/ James J. Cotter

Acknowledged and agreed to:

/s/ Wayne D. Smith